As filed with the Securities and Exchange Commission on March 9, 2005

                                                    Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         MAGELLAN HEALTH SERVICES, INC.
             (Exact name of registrant as specified in its charter)

                DELAWARE                                   58-1076937
     (State or other jurisdiction of                    (I.R.S. employer
     incorporation or organization)                    identification no.)

                                 16 MUNSON ROAD
                          FARMINGTON, CONNECTICUT 06032
                    (Address of principal executive offices)

                         MAGELLAN HEALTH SERVICES, INC.
                         2003 MANAGEMENT INCENTIVE PLAN
                                       and
                      2004 DIRECTOR STOCK COMPENSATION PLAN
                            (Full title of the plans)

                                 MARK S. DEMILIO
                            EXECUTIVE VICE PRESIDENT
                         MAGELLAN HEALTH SERVICES, INC.
                                 16 MUNSON ROAD
                          FARMINGTON, CONNECTICUT 06032
                     (Name and address of agent for service)

                                 (860) 507-1900
          (Telephone number, including area code, of agent for service)


-------------------------------------------------------------------------------------------------------------
                                     CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------

    Title of                                    Proposed maximum       Proposed maximum
 securities to              Amount to            offering price            aggregate            Amount of
 be registered          be registered (1)           per share            offering price     registration fee
 -------------          -----------------       -----------------      -----------------    -----------------
Ordinary Common           4,270,364 (2)             $13.68 (3)          $58,418,580 (3)         $6,876 (3)
par value $0.01           1,851,436 (4)             $34.47 (5)          $63,823,899 (5)         $7,512 (5)
                            251,889 (6)             $34.47 (5)           $8,682,614 (5)         $1,022 (5)
                             13,595 (7)             $34.47 (5)             $468,620 (5)            $56 (5)
                              6,405 (8)             $34.47 (5)             $220,781 (5)            $26 (5)

(1) Plus such indeterminate number of shares of Ordinary Common Stock of Magellan Health Services, Inc. ("Ordinary Common Stock") as may be issued to prevent dilution resulting from stock dividends, stock splits or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended (the "Securities Act").

(2) Represents a total of 4,270,364 shares of Ordinary Common Stock issuable upon exercise of options granted as of the date hereof under the Magellan Health Services, Inc. 20003 Management Incentive Plan (the "MIP") with a weighted average exercise price for such options of $13.68 per share.

(3) Calculated pursuant to Rule 457(h) under the Securities Act on the basis of the weighted average exercise price (rounded to the nearest cent) of previously issued options. Offering prices are estimated solely for the purpose of calculating the registration fee.

(4) Represents 1,851,436 shares of Ordinary Common Stock reserved for grant under the MIP.

(5) Calculated pursuant to Rule 457(h) and Rule 457(c) under the Securities Act on the basis of the average of the high and low sales prices of the Ordinary Common Stock on the Nasdaq Stock Market on March 8, 2005. Offering prices are estimated solely for the purpose of calculating the registration fee.

(6) Represents 251,889 shares of Ordinary Common Stock that have been previously issued under the MIP.

(7) Represents 13,595 shares of Ordinary Common Stock that have been previously issued under the 2004 Director Stock Compensation Plan (the "Director Plan").

(8) Represents 6,405 shares of Ordinary Common Stock reserved for grant under the Director Plan.

                                EXPLANATORY NOTE

         The Registrant has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act to register (i) future issuances of up to 1,851,436 shares of Ordinary Common Stock in the event of grants of awards (including upon the exercise of options to be granted) under the Magellan Health Services, Inc. 2003 Management Incentive Plan (the "MIP");
(ii) issuances of 4,270,364 shares of Ordinary Common Stock upon the exercise of options previously granted under the MIP; (iii) future issuances of up to 6,405 shares of Ordinary Common Stock in the event of grants under the 2004 Director Stock Compensation Plan (the "Director Plan"); (iv) resales of 167,926, 50,378 and 33,585 restricted shares of Ordinary Common Stock that have been previously issued to Steven J. Shulman, Rene Lerer and Mark S. Demilio (the "Executives"), respectively, under the MIP; and (v) resales of an aggregate of 13,595 shares of Ordinary Common Stock that have been previously issued to Saul E. Burian, Michael Diament, Robert Haft, Michael P. Ressner and William J. McBride (the "Directors" and, together with the Executives, the "Selling Stockholders") under the Director Plan. Accordingly, this Registration Statement also includes a reoffer prospectus that has been prepared in accordance with the requirements of
Part I of Form S-3 and, pursuant to General Instruction C of Form S-8, may be used for reofferings and resales on a continuous or delayed basis of 265,484 shares of Ordinary Common Stock that have been issued to the Selling Stockholders under the MIP and the Director Plan.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

         The documents containing the information required by Part I of Form S-8 will be sent or given to plan participants as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "SEC") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

         Under the cover of this Form S-8 is a reoffer prospectus prepared in accordance with the requirements of Part I of Form S-3. The reoffer prospectus may be used for reofferings and resales on a continuous or delayed basis of 265,484 shares of Ordinary Common Stock that have been issued to the Selling Stockholders under the MIP and the Director Plan.

                               REOFFER PROSPECTUS
                               ------------------

                         MAGELLAN HEALTH SERVICES, INC.

       265,484 SHARES OF ORDINARY COMMON STOCK, PAR VALUE $0.01 PER SHARE

         This prospectus is being used in connection with the offering from time to time by the Selling Stockholders or by their pledgees, donees, transferees or other successors in interest, with respect to shares of Ordinary Common Stock that have been issued to the (i) Executives without payment therefor, and Mr. Shulman upon cash payment therefor, in each case pursuant to the MIP, and (ii) Directors without payment therefor pursuant to the Director Plan. We will not receive any of the proceeds from any such offering.

         The prices at which the Selling Stockholder may sell the shares will be determined by the prevailing market price for the shares at the time of sale or through negotiated transactions with third parties.

         The registration statement of which this prospectus is a part permits the Selling Stockholders to sell the shares from time to time in the public market. The Selling Stockholders may sell Ordinary Common Stock through ordinary broker transactions, directly to market makers of our shares, directly to third parties, through underwriters in public offerings, or through other means described in the section entitled "Plan of Distribution" beginning on page 15.

         Our Ordinary Common Stock became listed on the Nasdaq Stock Market under the ticker symbol "MGLN" on January 6, 2004. The last reported sale price for our Ordinary Common Stock on March 8, 2005 was $33.89 per share.

         INVESTING IN OUR ORDINARY COMMON STOCK INVOLVES RISKS. SEE THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 4.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is March 9, 2005.

                                TABLE OF CONTENTS

                                                                           PAGE

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS............................1

MAGELLAN HEALTH SERVICES, INC................................................1

RISK FACTORS.................................................................4

WHERE YOU CAN FIND MORE INFORMATION.........................................13

USE OF PROCEEDS.............................................................14

SELLING STOCKHOLDERS........................................................14

PLAN OF DISTRIBUTION........................................................15

LEGAL MATTERS...............................................................17

EXPERTS.....................................................................17


YOU SHOULD ONLY RELY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THE ORDINARY COMMON STOCK IS NOT BEING OFFERED IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF SUCH DOCUMENT.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus and the registration statement of which it forms a part and the documents incorporated by reference into these documents contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends," "will," "foresee" and similar expressions to identify these forward-looking statements. In addition, from time to time we or our representatives have made or may make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that we make with the SEC, or press releases or oral statements made by or with the approval of one of our authorized executive officers. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, those discussed in the section entitled "Risk Factors" beginning on page 4 of this prospectus. Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which reflect management's opinions only as of the date hereof. Except as required by law, Magellan undertakes no obligation to revise or publicly release the results of any revision to any forward-looking statements. You are advised, however, to consult any additional disclosures we make in our reports to the SEC on Forms 10-K, 10-Q and 8-K. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus.

                         MAGELLAN HEALTH SERVICES, INC.

OUR BUSINESS

         Magellan, directly and through its subsidiaries, coordinates and manages the delivery of behavioral healthcare treatment services that are provided through our contracted network of third-party treatment providers, which includes psychiatrists, psychologists, other behavioral health professionals, psychiatric hospitals, residential treatment centers and other treatment facilities. The treatment services provided through our provider network include outpatient programs (such as counseling or therapy), intermediate care programs (such as intensive outpatient programs and partial hospitalization services), inpatient treatment and crisis intervention services. However, we generally do not directly provide, or own any provider of, treatment services. Magellan provides its management services primarily through: (i) risk-based products, where the Company assumes all or a portion of the responsibility for the cost of providing treatment services in exchange for a fixed per member per month fee, (ii) administrative services only products, where the Company provides services such as utilization review, claims administration and/or provider network management but does not assume responsibility for the cost of the treatment services, (iii) employee assistance programs and (iv) products that combine features of some or all of the Company's risk-based, administrative services only or employee assistance products. At December 31, 2004, the Company managed the behavioral healthcare benefits of approximately 57.1 million individuals. Within the managed behavioral healthcare business, we operate in the following four segments, based on the services we provide and/or the customers that we serve: (i) Magellan Health Plan Solutions;
(ii) Magellan Employer Solutions; (iii) Magellan Public Sector Solutions and
(iv) Corporate and Other.

RECENT DEVELOPMENTS AND THIS OFFERING

         On January 5, 2004 (the "Effective Date"), we and 88 of our subsidiaries consummated our Third Joint Amended Plan of Reorganization under chapter 11 of title 11 of the United States Bankruptcy Code (the "Plan of Reorganization"), which had been confirmed by order of the United States Bankruptcy Court for the Southern District of New York. Accordingly, the Plan of Reorganization became fully effective and the companies emerged from the protection of their chapter 11 proceedings. We and these subsidiaries had filed voluntary petitions for relief under the Bankruptcy Code in the Bankruptcy Court on March 11, 2003.

         On the Effective Date, all outstanding shares of our common stock and preferred stock were cancelled, three new classes of capital stock were authorized and our certificate of incorporation and bylaws were amended and restated. Specifically, 100 million shares of Ordinary Common Stock and 40 million shares of our Multi-Vote Common Stock were authorized, as were 10 million shares of Preferred Stock that are issuable at the discretion of the Board of Directors in the manner provided by law. Shares of the Multi-Vote Common Stock may only be issued to, and held by, Onex Corporation, a Canadian diversified investment company, or its affiliates (collectively, "Onex").

         Messrs. Shulman and Demilio and Dr. Lerer, our senior executive officers before the Effective Date, entered into employment agreements with Magellan as of the Effective Date in the form provided by the Plan of Reorganization, providing for them to continue in their current positions. In addition, the Plan of Reorganization provided for a management incentive plan to become effective on the Effective Date covering a maximum of 6,373,689 shares of Ordinary Common Stock under which restricted stock awards, stock options and other equity incentives may be granted to members of Magellan's management and other key employees. Magellan's employment agreements with its senior executive officers provided for the purchase by Mr. Shulman of certain of shares of Ordinary Common Stock and for the grant to Mr. Shulman, Dr. Lerer and Mr. Demilio of certain restricted shares of Ordinary Common Stock and of certain options to purchase shares of Ordinary Common Stock, all pursuant to the MIP, as well as for certain cash payments to such officers related to the income taxes incurred by them in connection with such transactions. As so provided, on January 5, 2004, Mr. Shulman purchased 83,963 shares of Ordinary Common Stock, and Mr. Shulman, Dr. Lerer and Mr. Demilio were granted 83,963, 50,378 and 33,585 shares of Ordinary Common Stock, respectively, in each case as of the Effective Date. In addition, following the Effective Date in January, February, May, June and July 2004, the Board of Directors of the Company awarded to various members of the Company's management options to purchase shares of Ordinary Common Stock. The MIP was made subject to shareholder approval, which has been obtained and automatically became effective on November 25, 2004, the twentieth day after the requisite information statement pertaining to the approval was sent to the Company's shareholders.

         In addition, in connection with consummation of the Plan of Reorganization, on January 5, 2004, the Board of Directors approved a director stock compensation plan covering a maximum of 20,000 shares of Ordinary Common Stock. The Director Plan, which was formalized in April 2004, provides, as further compensation for their services, for grants of 2,719 shares of Ordinary Common Stock to each of our directors as of January 21, 2004 who are not members of our management and are not associated with Onex (namely, Messrs. Burian, Diament, Haft, Ressner and McBride). In addition, shares may be issued under the Director Plan in the event a new eligible director joins the Board before the Company's 2005 Annual Meeting of Shareholders. The Director Plan was made subject to shareholder approval, which has also been obtained.

         This reoffer prospectus relates to the possible sale of the shares issued to the Company's senior executive officers and directors in connection with the Plan of Reorganization pursuant to their respective arrangements with the Company as described above.

OUR CORPORATE INFORMATION

         Our executive offices are located at 16 Munson Road, Farmington, Connecticut 06032, our telephone number at that location is (860) 507-1900, and our website can be accessed at www.magellanhealth.com. Information contained in our website does not constitute part of this prospectus.

         REFERENCES TO MAGELLAN, THE "COMPANY", "WE", "US" AND "OUR" IN THIS PROSPECTUS REFER TO MAGELLAN HEALTH SERVICES, INC. UNLESS THE CONTEXT REQUIRES OTHERWISE.

                                  RISK FACTORS

An investment in Ordinary Common Stock involves a high degree of risk. You should carefully consider the following risk factors, together with all of the other information included or incorporated by reference in this prospectus, before you decide whether to purchase Magellan's Ordinary Common Stock. The risks set out below are not the only risks we face. If any of the following risks occur, our business, financial condition and results of operations could be materially adversely affected. In such case, the trading price of Ordinary Common Stock could decline, and you may lose all or part of your investment.

There are various factors that could adversely affect our business, financial condition, prospects and results of operations.

FRESH START REPORTING - THE APPLICATION OF "FRESH START" REPORTING MAKES IT MORE DIFFICULT TO COMPARE OUR POST-EMERGENCE OPERATIONS AND RESULTS TO THOSE IN PRE-EMERGENCE PERIODS. In conjunction with our emergence from bankruptcy, we have implemented the "fresh start" reporting provisions of SOP 90-7, effective December 31, 2003. Fresh start reporting requires us to restate all assets and liabilities to reflect their fair values. As a result, the consolidated balance sheet as of, and subsequent to, December 31, 2003 and the statement of operations for periods after our emergence from bankruptcy are not comparable to the consolidated financial statements for the periods prior to the Company's emergence from bankruptcy, which were prepared on a historical basis.

SIGNIFICANT STOCKHOLDER - CONSEQUENCES OF OWNERSHIP BY ONEX OF THE COMPANY'S MULTI-VOTE COMMON STOCK INCLUDE AN INABILITY OF THE COMPANY'S PUBLIC STOCKHOLDERS TO DETERMINE THE OUTCOME OF MOST MATTERS PRESENTED TO THEM OTHER THAN ELECTIONS OF CERTAIN OF THE COMPANY'S DIRECTORS, AND A RISK THAT FUTURE SALES OF COMMON STOCK BY ONEX COULD CAUSE THE COMPANY'S STOCK PRICE TO FALL. Onex controls all of the outstanding shares of the Multi-Vote Common Stock. Consequently, Onex has the ability to elect four of the nine members of our Board of Directors and is entitled to 50 percent of voting power for all other matters that come before Magellan's stockholders (including the election of two of the Company's five remaining directors) until its ownership of Multi-Vote Common Stock decreases below specific levels. This voting power exceeds Onex's 24% interest in Magellan's outstanding common stock (viewing both Multi-Vote Common Stock and Ordinary Common Stock as a single class) as of February 28, 2005. Onex's interests in Magellan may conflict with the interests of the holders of the Ordinary Common Stock. As a result of Onex's substantial equity interest in and voting power, Onex could have significant influence over the management and affairs of Magellan, and a significant or controlling influence on all matters submitted to the stockholders including any merger, consolidation or sale of all or substantially all of the Company's assets. In the case of a potential acquisition of Magellan, this controlling voting power could prevent our public stockholders from receiving consideration for their stock offered by the potential acquiror in a transaction not supported by Onex or result in a disposition of their Magellan shares in such a transaction supported by Onex but not broadly supported by the public shareholders.

The market price of the our common stock could also decline as a result of sales by Onex of a significant number of shares of Multi-Vote Common Stock, or the perception that such sales might occur. Such sales could also make it more difficult for us to sell equity securities at a time and price that we deem appropriate. Further, Onex is entitled to convert Multi-Vote Common Stock into shares of Ordinary Common Stock and then sell such shares but, in most cases, doing so will not reduce its voting power unless its holdings of Multi-Vote Common Stock fall below the level that would result in the loss of the stock's special voting rights. The Multi-Vote Common Stock will cease to have any special voting rights or any other special rights or powers in the event the outstanding shares of Multi-Vote Common Stock cease to represent at least 15.33 percent of the total number of shares of common stock (both Ordinary Common Stock and Multi-Vote Common Stock) issued on the Effective Date (approximately
35.1 million shares) or at least 10 percent of the total number of shares of common stock outstanding at any time.

RESTRICTIVE COVENANTS IN OUR DEBT INSTRUMENTS - RESTRICTIONS IMPOSED BY OUR DEBT AGREEMENTS LIMITING OUR OPERATING AND FINANCIAL FLEXIBILITY. THESE RESTRICTIONS MAY ADVERSELY AFFECT OUR ABILITY TO FINANCE OUR FUTURE OPERATIONS OR CAPITAL NEEDS OR ENGAGE IN OTHER BUSINESS ACTIVITIES THAT MAY BE IN OUR INTEREST.

The indenture governing our senior notes (the "Indenture"), and the terms of our senior secured credit agreement (the "Credit Agreement") each contain covenants. These limit management's discretion in operating our business by restricting or limiting the Company's ability, among other things, to:

          o incur or guarantee additional indebtedness or issue preferred or redeemable stock;

          o    pay dividends and make other distributions;

          o    repurchase equity interests;

          o    prepay or amend subordinated debt;

          o    make certain other payments called "restricted payments";

          o    enter into sale and leaseback transactions;

          o    create liens;

          o    sell and otherwise dispose of assets;

          o    acquire or merge or consolidate with another company; and

          o    enter into some types of transactions with affiliates.

These restrictions could adversely affect our ability to finance future operations or capital needs or engage in other business activities that may be in our interest.

The Credit Agreement also requires us to comply with specified financial ratios and tests. Failure to do so, unless waived by the lenders under the Credit Agreement pursuant to its terms, would result in an event of default under the Credit Agreement and, if indebtedness under the Credit Agreement is accelerated, would give rise to defaults under most or all of our other debt agreements. The Credit Agreement is guaranteed by most of our subsidiaries and is secured by most of our assets and our subsidiaries' assets.

RISK-RELATED PRODUCTS--BECAUSE WE PROVIDE SERVICES AT A FIXED FEE, IF WE ARE UNABLE TO ACCURATELY PREDICT AND CONTROL BEHAVIORAL HEALTHCARE COSTS, OUR PROFITABILITY COULD DECLINE.

Our revenues come primarily from arrangements under which we assume responsibility for costs of treatment services (excluding at present the cost of pharmaceuticals or other medication) in exchange for a fixed fee. We refer to such arrangements as "risk-related contracts" or "risk-related products." This type of arrangement provided 85.6 percent and 88.2 percent of the Company's net revenue in the fiscal years ended December 31, 2003 and 2004, respectively. Profitability of these contracts could be reduced if we are unable to accurately estimate the rate of service utilization by members or the cost of such services when we price our services. If the cost of services provided to members under a contract together with the administrative costs exceeds the aggregate fees received by the Company under such contract, we will incur a loss. Our assumptions of these costs when we price our services may not ultimately reflect actual utilization rates and costs, many aspects of which are beyond our control.

Our profitability could also be reduced if we are required to make adjustments to estimates made in reporting historical financial results, particularly those regarding cost of care, reflected in the Company's financial statements as medical claims payable. Medical claims payable includes reserves for incurred but not reported, or "IBNR" claims, which are claims for covered services rendered by the Company's providers which have not yet been submitted to us for payment. The Company estimates and reserves for IBNR claims based on past claims payment experience, including the average interval between the date services are rendered and the date claims are paid and between the date services are rendered and the date the claims are received, enrollment data, utilization statistics, adjudication decisions, authorized healthcare services and other factors. This data is incorporated into contract-specific reserve models. The estimates for submitted claims and IBNR claims are made on an accrual basis and adjusted in future periods as required.

Factors that affect our ability to price our services, control our costs or accurately make estimates of IBNR claims and other expenses for which we creates reserves may include changes in assumptions for medical costs caused by changes in actual experience including:

          o    changes in the delivery system;

          o    changes in utilization patterns;

          o    changes in the number of members seeking treatment;

          o    unforeseen fluctuations in claims backlogs;

          o    increases in the costs of the services;

          o    the occurrence of catastrophes;

          o    regulatory changes;

          o    changes in benefit plan design; and

          o    implementation of new products by the Company.

If our membership in risk-based business grows, our exposure to potential losses from risk-related products will also be increased.

REQUIRED ASSURANCES OF FINANCIAL RESOURCES--OUR LIQUIDITY, FINANCIAL CONDITION, PROSPECTS AND PROFITABILITY CAN BE ADVERSELY AFFECTED BY PRESENT OR FUTURE STATE REGULATIONS AND CONTRACTUAL REQUIREMENTS THAT WE PROVIDE FINANCIAL ASSURANCE OF OUR ABILITY TO MEET OUR OBLIGATIONS.

Some of our contracts and certain state regulations require us or certain of our subsidiaries to maintain specified cash reserves or letters of credit and/or to maintain certain minimum tangible net equity in certain of our subsidiaries as assurance that we have financial resources to meet our contractual obligations. Many of these state regulations also restrict the investment activity of certain of our subsidiaries. Some state regulations also restrict the ability of certain of our subsidiaries to pay dividends to us. Additional state regulations could be promulgated that would increase the cash or other security we would be required to maintain. In addition, our customers may require additional restricted cash or other security with respect to the our obligations under our contracts, including our obligation to pay IBNR claims and other medical claims not yet processed and paid In addition, certain of our contracts and state regulations limit the profits that may be earned on risk-related business. Our liquidity, financial condition, prospects and profitability could be adversely affected by the effects of such regulations and contractual provisions.

RELIANCE ON CUSTOMER CONTRACTS--OUR INABILITY TO RENEGOTIATE OR EXTEND EXPIRING CUSTOMER CONTRACTS, OR THE TERMINATION OF CUSTOMER CONTRACTS, COULD ADVERSELY AFFECT OUR LIQUIDITY, PROFITABILITY AND FINANCIAL CONDITION.

Substantially all of our net revenue is derived from contracts with payors of behavioral healthcare benefits. Substantially all of these contracts may be terminated immediately with cause and many, including some of our most significant contracts, are terminable without cause by the customer upon notice and the passage of a specified period of time (typically between 60 and 180 days), or upon the occurrence of certain other specified events. Our ten largest customers accounted for 61.6 percent and 70.3 percent of the Company's net revenue in the fiscal years ended December 31, 2003 and 2004, respectively. Loss of all of these contracts or customers would, and loss of any one of these contracts or customers could, materially reduce the Company's revenues and have a material adverse effect on the Company's liquidity, profitability and financial condition. One of these contracts was a subcontract with a health plan under which the Company managed the mental health and substance abuse services for certain beneficiaries of TRICARE, which subcontract expired on September 30, 2004 and was not renewed. Also, the contract with Aetna, which is one of the Company's largest customers, will terminate on December 31, 2005. The Company recorded net revenue from Aetna of $228.1 million for the fiscal year ended December 31, 2004.

Our largest customer is the State of Tennessee's TennCare program. The TennCare program provides health and other related benefits to the Medicaid recipients in the State of Tennessee as well as to certain other uninsured individuals. The Company, through its wholly owned subsidiary, Tennessee Behavioral Health, and through Premier, a joint venture in which the Company has a 50 percent interest, contracts with the State of Tennessee (the "State") to manage the behavioral healthcare benefits for the TennCare program. The creditors (or other beneficial interest holders) of Premier have no recourse to the general credit of the Company, as the primary beneficiary of Premier. Effective July 1, 2004, the State divided the TennCare program into three regions. Tennessee Behavioral Health has a contract to serve the East Region with an initial term that runs through December 31, 2005 and includes a provision for annual extensions at the State's option through December 31, 2008. Each of Tennessee Behavioral Health and Premier has a contract with respect to the West and Central regions that runs through December 31, 2005. All three contracts are subject to appropriations funding on July 1, 2005. For the fiscal year ended December 31, 2004, the Company recorded revenues from this customer under these contracts of approximately $431.5 million.

On January 10, 2005, the Governor of Tennessee stated that, because of the increased costs of the TennCare program, the State will cease providing coverage to approximately 323,000 adults who do not qualify for Medicaid and limit benefits to be delivered under the TennCare program. The Governor stated that he wishes to begin implementing such membership and benefit changes in March 2005 and complete them by the end of 2005. Certain advocacy groups have filed suits in attempts to prevent the Governor from implementing any membership and benefits reductions. A reduction in membership would, and benefit changes could adversely affect our revenues and profitability. However, because of the opposition to the Governor's plan, and because, even if the Governor were to prevail, we do not yet know which members would be eliminated from the program, the timing of the membership reductions, the benefit changes being proposed or the timing of those changes, we cannot estimate the impact of these potential developments at this time.

In addition, the TennCare contracts might not be extended or successfully renegotiated beyond December 31, 2005, or, if renewed or renegotiated, the terms of any new contracts might not be comparable to those of existing contracts. If this happens, the Company's liquidity, financial condition, prospects and profitability may be adversely affected.

CHANGES IN THE MEDICAL MANAGED CARE INDUSTRY--CERTAIN CHANGES IN THE BUSINESS PRACTICES OF THIS INDUSTRY COULD NEGATIVELY IMPACT THE COMPANY'S RESOURCES, PROFITABILITY AND RESULTS OF OPERATIONS.

Substantially all of our Health Plan segment revenues are derived from customers in the medical managed care industry including managed care companies, health insurers and other health plans. Some types of changes in this industry's business practices could negatively impact the Company. For example, if our managed care customers seek to provide managed behavioral healthcare services directly to their subscribers, instead of contracting with us for such services, we could be adversely affected. In this regard, the contract with Aetna, which is one of our largest customers, will terminate on December 31, 2005. Some of our customers that are managed care companies have sought and may seek to provide managed behavioral healthcare services directly to their subscribers, rather than by contracting with us for such services. In addition, we have a significant number of contracts with Blue Cross and Blue Shield health plans and other regional health plans.

Consolidation of that industry through acquisitions and mergers could potentially result in the loss of contracts for the Company. Any of these changes could reduce our revenues, and adversely affect our profitability and financial condition.

COMPETITION--THE COMPETITIVE ENVIRONMENT IN THE COMPANY'S INDUSTRY, AND ANY FAILURE IN OUR ABILITY TO ADEQUATELY RESPOND, MAY LIMIT OUR ABILITY TO MAINTAIN OR INCREASE OUR RATES, WHICH WOULD LIMIT OR ADVERSELY AFFECT OUR PROFITABILITY.

Our business is highly competitive. We compete with other managed behavioral healthcare organizations as well as with insurance companies, HMOs, PPOs, TPAs, IPAs, multi-disciplinary medical groups and other managed care companies. Many of our competitors, particularly certain insurance companies and HMOs, are significantly larger and have greater financial, marketing and other resources than us, which can create downward pressure on prices through economies of scale. The entrance or expansion of these larger companies in the managed behavioral healthcare industry (including customers of ours who have insourced or who may choose to insource behavioral healthcare services) could increase the competitive pressures we face and could limit our ability to maintain or increase our rates. If this happens, our profitability could be adversely affected.

FLUCTUATION IN OPERATING RESULTS--THE COMPANY EXPERIENCES FLUCTUATIONS IN QUARTERLY OPERATING RESULTS AND, AS A CONSEQUENCE, MAY FAIL TO MEET OR EXCEED MARKET EXPECTATIONS, WHICH COULD CAUSE OUR STOCK PRICE TO DECLINE.

Our quarterly operating results have varied in the past and may fluctuate significantly in the future due to seasonal and other factors, including:

          o changes in utilization levels by enrolled members of our risk-based contracts, including seasonal utilization patterns (for example, members generally tend to seek services less during the third and fourth quarters of the year than in the first and second quarters of the year);

          o performance-based contractual adjustments to revenue, reflecting utilization results or other performance measures;

          o changes in estimates for contractual adjustments under commercial contracts;

          o    retrospective membership adjustments;

          o the timing of implementation of new contracts and enrollment changes; and

          o    changes in estimates regarding medical costs and IBNR claims.

These factors may affect our quarterly and annual revenues, expenses and profitability in the future.

DEPENDENCE ON GOVERNMENT SPENDING FOR MANAGED HEALTHCARE--WE CAN BE ADVERSELY AFFECTED BY CHANGES IN FEDERAL, STATE AND LOCAL HEALTHCARE POLICIES.

All of our Public Sector Segment revenue and a portion of our revenue in our other two segments are derived, directly or indirectly, from governmental agencies, including state Medicaid programs. Contract rates vary from state to state, are subject to periodic negotiation and may limit our ability to maintain or increase rates. We are unable to predict the impact on our operations of future regulations or legislation affecting Medicaid programs, or the healthcare industry in general, and future regulations or legislation may have a material adverse effect on us. Moreover, any reduction in government spending for such programs could also have a material adverse effect on the Company. In addition, our contracts with federal, state and local governmental agencies, under both direct contract and subcontract arrangements, generally are conditioned upon financial appropriations by one or more governmental agencies, especially in the case of state Medicaid programs. These contracts generally can be terminated or modified by the customer if such appropriations are not made. Finally, some of our contracts with federal, state and local governmental agencies, under both direct contract and subcontract arrangements, require us to perform additional services if federal, state or local laws or regulations imposed after the contract is signed so require, in exchange for additional compensation to be negotiated by the parties in good faith. Government and other third-party payors are generally seeking to impose lower contract rates and to renegotiate reduced contract rates with service providers in a trend toward cost control.

POSSIBLE IMPACT OF HEALTHCARE REFORM--HEALTHCARE REFORM CAN SIGNIFICANTLY REDUCE OUR REVENUES OR PROFITABILITY.

The U.S. Congress is considering legislation that, among other things, would limit healthcare plans and methods of operations, limit employers' and healthcare plans' ability to define medical necessity and permit employers and healthcare plans to be sued in state courts for coverage determinations. It is uncertain whether the Company could recoup, through higher revenues or other measures, the increased costs of federally mandated benefits or other increased costs caused by such legislation or similar legislation. In addition, if any federal parity legislation is adopted and the difference in coverage limits for mental health coverage and medical health coverage is reduced or eliminated, any increase in revenue the Company derives following such legislation may not be sufficient to cover the increase in costs that would result from a greater utilization of mental healthcare services. The Company cannot predict the effect of this legislation or other legislation that may be adopted by the U.S. Congress, and such legislation, if implemented, could have an adverse effect on the Company.

GOVERNMENT REGULATION--THE COMPANY IS SUBJECT TO SUBSTANTIAL GOVERNMENT REGULATION AND SCRUTINY, WHICH INCREASE OUR COST OF DOING BUSINESS AND COULD ADVERSELY AFFECT OUR PROFITABILITY.

The managed behavioral healthcare industry and the provision of behavioral healthcare services are subject to extensive and evolving federal and state regulation. Such laws and regulations cover, but are not limited to, matters such as licensure, accreditation, government healthcare program participation requirements, information privacy and security, reimbursement for patient services, and Medicare and Medicaid fraud and abuse. Government investigations and allegations have become more frequent concerning possible violations of fraud and abuse and false claims statutes and/or regulations by healthcare organizations. Violators may be excluded from participating in government healthcare programs, subject to fines or penalties or required to repay amounts received from the government for previously billed services. A violation of such laws and regulations may have a material adverse effect on the Company.

We are subject to certain state laws and regulations and federal laws as a result of our role in management of customers' employee benefit plans.

Regulatory issues may also affect our operations. These include, but are not limited to:

          o additional state licenses that may be required to conduct our businesses, including utilization review and TPA activities;

          o limits imposed by state authorities upon corporations' control or excessive influence over behavioral healthcare services through the direct employment of psychiatrists, psychologists or other professionals, and prohibiting fee splitting;

          o laws that impose financial terms and requirements on us due to our assumption of risk under contracts with licensed insurance companies or HMOs;

          o laws in certain states that impose an obligation to contract with any healthcare provider willing to meet the terms of our contracts with similar providers;

          o    maintaining confidentiality of patient information; and

          o    complying with HIPAA within the imposed deadlines.

The imposition of additional licensing and other regulatory requirements may, among other things, increase our equity requirements, increase the cost of doing business or force significant changes in the Company's operations to comply with these requirements.

Because an entity indirectly controlled by Onex Corporation, a Canadian corporation, has the right to elect one or more of our directors, (see "Significant Stockholder" above), federal law considers the Company to be under the ownership, control or influence of a foreign entity. As a result, we may need to comply with additional requirements to obtain a federal facility security clearance issued by the Defense Security Service in order to enter into any new contracts with federal agencies. The Company currently has a contract with a federal agency under which the agency has determined that, based on the operational structure of the services we provide under that contract, that the Company does not need to comply with such regulations. However, it is possible that such agency could later determine that such clearance is necessary. If we are unable to comply with these additional requirements, we could lose our contract with the federal agency and be ineligible to bid on other contracts with federal agencies.

The costs associated with compliance with government regulation as discussed above may adversely affect the Company's financial condition and results of operations.

RISKS RELATED TO REALIZATION OF GOODWILL AND INTANGIBLE ASSETS--OUR PROFITABILITY COULD BE ADVERSELY AFFECTED IF THE VALUE OF INTANGIBLE ASSETS IS NOT FULLY REALIZED.

Our total assets at December 31, 2004 reflect goodwill of approximately $392.3 million, representing approximately 33.0 percent of total assets. There can be no assurance that such goodwill will be realizable. The application of the fresh start reporting provisions of SOP 90-7 required the Company to value its assets and liabilities at fair market value. In accordance with these fresh start reporting provisions implemented as of December 31, 2003, our reorganization value was allocated to the Company's tangible and identified intangible assets. Under SOP 90-7, if any portion of the Company's reorganization value could not be allocated to specific assets, it was reported as goodwill. The Company completed its annual impairment analysis of goodwill as of October 1 noting that fair value exceeded the associated carrying value; therefore, no impairment was recorded.

At December 31, 2004, identifiable intangible assets (customer lists, contracts and provider networks) totaled approximately $44.3 million. Intangible assets are amortized over their estimated useful lives, which range from approximately two to eighteen years. The amortization periods used may differ from those used by other entities. In addition, we may be required to shorten the amortization period for intangible assets in future periods based on changes in the Company's business. We may not ever realize the value of such assets.

We evaluate, on a regular basis, whether for any reason the carrying value of our intangible assets and other long-lived assets may no longer be completely recoverable, in which case a charge to earnings for impairment losses could become necessary. When events or changes in circumstances occur that indicate the carrying amount of long-lived assets may not be recoverable, we assess the recoverability of long-lived assets other than goodwill by determining whether the carrying value of such intangible assets will be recovered through the future cash flows expected from the use of the asset and its eventual disposition.

Any event or change in circumstances leading to a future determination requiring additional write-offs of a significant portion of unamortized intangible assets or goodwill would adversely affect our profitability.

CLAIMS FOR PROFESSIONAL LIABILITY--PENDING OR FUTURE ACTIONS OR CLAIMS FOR PROFESSIONAL LIABILITY (INCLUDING ANY ASSOCIATED JUDGMENTS, SETTLEMENTS, LEGAL FEES AND OTHER COSTS) COULD REQUIRE US TO MAKE SIGNIFICANT CASH EXPENDITURES AND CONSUME SIGNIFICANT MANAGEMENT TIME AND RESOURCES, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR PROFITABILITY AND FINANCIAL POSITION.

Management and administration of the delivery of managed behavioral healthcare services, and the direct provision of behavioral healthcare treatment services, entail significant risks of liability. In recent years, participants in the managed health care industry have become subject to an increasing number of lawsuits. From time to time, we are subject to various actions and claims of professional liability alleging negligence in performing utilization review activities, as well as for the acts or omissions of our employees, network providers or others. In the normal course of business, we receive reports relating to suicides and other serious incidents involving patients enrolled in our programs. Such incidents occasionally give rise to malpractice, professional negligence and other related actions and claims against us or our network providers. If the number of lives we cover grows and the number of providers under contract increases, actions and claims against us (and, in turn, possible legal liability) predicated on malpractice, professional negligence or other related legal theories would be expected to increase. We are also subject to actions and claims for the costs of services for which payment was denied. Many of these actions and claims seek substantial damages and require us to incur significant fees and costs related to its defense.

PROFESSIONAL LIABILITY AND OTHER INSURANCE--CLAIMS BROUGHT AGAINST THE COMPANY THAT EXCEED THE SCOPE OF OUR LIABILITY COVERAGE OR DENIAL OF COVERAGE COULD MATERIALLY AND ADVERSELY AFFECT OUR PROFITABILITY AND FINANCIAL CONDITION.

We maintain a program of insurance coverage against a broad range of risks in our business. As part of this program of insurance, the Company carries professional liability insurance, subject to certain deductibles and self-insured retentions. The Company also is sometimes required by customer contracts to post surety bonds with respect to the Company's potential liability on professional responsibility claims that may be asserted in connection with services provided. As of January 31, 2005, the Company has less than $4 million of such bonds outstanding. The Company's insurance may not be sufficient to cover any judgments, settlements or costs relating to present or future claims, suits or complaints. Upon expiration of our insurance policies, sufficient insurance may not be available on favorable terms, if at all. To the extent our customers are entitled to indemnification under their contracts with us relating to liabilities they incur arising from the operation of our programs, such indemnification may not be covered under our insurance policies. To the extent that certain actions and claims seek punitive and compensatory damages arising from our alleged intentional misconduct, such damages, if awarded, may not be covered, in whole or in part, by our insurance policies. We also have potential liability relating to the self-insurance program we maintained previously with respect to our provider business. If we are unable to secure adequate insurance in the future, or if the insurance we carry is not sufficient to cover any judgments, settlements or costs relating to any present or future actions or claims, such judgments, settlements or costs may have a material adverse effect on the Company's profitability and financial condition. If we are unable to obtain needed surety bonds in adequate amounts or make alternative arrangements to satisfy the requirements for such bonds, we may no longer be able to operate in those states, which would have a material adverse effect on the Company.

CLASS ACTION SUITS AND OTHER LEGAL PROCEEDINGS--WE COULD BE TARGETED BY CLASS ACTION AND OTHER LAWSUITS THAT COULD RESULT IN MATERIAL LIABILITIES TO THE COMPANY OR CAUSE US TO INCUR MATERIAL COSTS, TO CHANGE OUR OPERATING PROCEDURES IN WAYS THAT INCREASE COSTS OR TO COMPLY WITH ADDITIONAL REGULATORY REQUIREMENTS.

Managed healthcare companies have been targeted as defendants in national class action lawsuits regarding their business practices. We have been subject to such class actions as defendants and are also subject to other lawsuits and legal proceedings in conducting our business. These lawsuits may take years to resolve and cause us to incur substantial litigation expenses and the outcomes could have a material adverse effect on our profitability and financial condition. In addition to potential damage awards, depending upon the outcomes of such cases, these lawsuits may cause or force changes in practices of our industry and may also cause additional regulation of the industry through new federal or state laws or new applications of existing laws or regulations. Such changes could increase our operating costs.

GOVERNMENT INVESTIGATIONS--IF WE ARE UNABLE TO COOPERATE WITH THE INVESTIGATIONS OF GOVERNMENTAL AGENCIES, WE MAY BE MATERIALLY AND ADVERSELY AFFECTED.

From time to time, we receive notifications from and engage in discussions with various government agencies concerning our managed care businesses and operations. As a result of these contacts with regulators, we may, as appropriate, implement changes to our operations, revise our filings with such agencies and/or seek additional licenses to conduct our business. Our inability to cooperate with any government investigation or inquiry and comply with the various requirements imposed on us as a result of these proceedings may have a material adverse effect on our business.

                       WHERE YOU CAN FIND MORE INFORMATION

         The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus, without charge, upon written or oral request.

         If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to:

                               Investor Relations
                         Magellan Health Services, Inc.
                                 16 Munson Road
                          Farmington, Connecticut 06032
                                 (860) 507-1900

         We file reports, proxy statements and other information with the SEC. Copies of our reports, proxy statements and other information may be inspected and copied at the public reference room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549.

         Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding Magellan and other issuers that file electronically with the SEC. The address of the SEC internet site is www.sec.gov. This information is also available on our Company website at www.magellanhealth.com.

         Reports, proxy statements and other information regarding us may also be inspected at:

                 The National Association of Securities Dealers
                               1735 K Street, N.W.
                             Washington, D.C. 20006

         We have filed a registration statement under the Securities Act with the SEC with respect to the shares to be sold hereunder. This prospectus has been filed as part of the registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement is available for inspection and copying as set forth above.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the Ordinary Common Stock pursuant to this prospectus. All proceeds from the sale of the Ordinary Common Stock pursuant to this prospectus will be made for the accounts of the Selling Stockholders, as described below.

                              SELLING STOCKHOLDERS

         This prospectus relates to certain shares of Ordinary Common Stock that have been issued, subject to certain restrictions, to (i) the Executives without payment therefor, and Mr. Shulman upon cash payment therefor, in each case under the MIP, and (ii) the Directors without payment therefor under the Director Plan. This prospectus may also be used by the Selling Stockholders' donees, pledgees, transferees or other successors in interest. The following table sets forth the name and relationship to Magellan of each Selling Stockholder and the information with respect to the number of shares of the Ordinary Common Stock owned by the Selling Stockholders and as adjusted to give effect to the sale of the shares that may be offered pursuant to this prospectus. Because the Selling Stockholders may from time to time offer all or some of the shares pursuant to this offering, we cannot estimate the number of the shares that will be held by the Selling Stockholders after completion of the offering. However, for purposes of the table below, we have assumed that, after completion of the offering, none of the shares covered by this prospectus as of the date of this prospectus will be held by the Selling Stockholders.


                                                           NUMBER OF                           NUMBER OF
                                                         SHARES OWNED        NUMBER OF       SHARES OWNED
                                                         PRIOR TO THE       SHARES BEING      AFTER THE
    NAME OF EXECUTIVE         RELATIONSHIP TO MAGELLAN     OFFERING           OFFERED          OFFERING
    -----------------         ------------------------     --------           -------          --------

    Steven J. Shulman            Chairman and Chief         167,926           167,926             0
                                 Executive Officer

       Rene Lerer               President and Chief         50,378            50,378              0
                                 Operating Officer

     Mark S. Demilio         Executive Vice President,      33,617            33,585              32
                              Chief Financial Officer

     Saul E. Burian                   Director               2,719             2,719              0

     Michael Diament                  Director               2,719             2,719              0

       Robert Haft                    Director               2,719             2,719              0

   Michael P. Ressner                 Director               2,719             2,719              0

   William J. McBride                 Director               2,719             2,719              0


         Pursuant to Rule 416 under the Securities Act, the registration statement of which this prospectus is a part also covers any additional shares of Ordinary Common Stock which become issuable in connection with the shares identical in the table above through any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of Ordinary Common Stock.

         As of March 8, 2005, there were 26,865,166 shares of Ordinary Common Stock issued and outstanding and 8,505,600 shares reserved for issuance upon conversion of shares of Multi-Vote Common Stock.


                              PLAN OF DISTRIBUTION

         As used in this prospectus, "Selling Stockholders" includes the Selling Stockholders named above and their donees, pledgees, transferees or other successors in interest selling shares received from named Selling Stockholders as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus. We have been advised that the Selling Stockholders may effect sales of the shares of Ordinary Common Stock directly, or indirectly by or through underwriters, agents or broker-dealers, and that the shares of Ordinary Common Stock may be sold by one or a combination of several of the following methods:

          o one or more block transactions, in which the broker or dealer so engaged will attempt to sell the shares of Ordinary Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

          o purchases by a broker-dealer or market maker, as principal, and resale by the broker-dealer for its account;

          o ordinary brokerage transactions or transactions in which a broker solicits purchases;

          o on the Nasdaq Stock Market or on any other national securities exchange or quotation service on which our Ordinary Common Stock may be listed or quoted at the time of the sale;

          o    in the over-the-counter market;

          o through the writing of options, whether the options are listed on an options exchange or otherwise;

          o through distributions to creditors and equity holders of the Selling Stockholders; or

          o any combination of the foregoing, or any other available means allowable under applicable law.

         We will bear all costs, expenses and fees in connection with the registration and sale of the Ordinary Common Stock covered by this prospectus, other than underwriting discounts and selling commissions. We will not receive any proceeds from the sale of the shares of our Ordinary Common Stock covered hereby. The Selling Stockholders will bear all commissions and discounts, if any, attributable to sales of the shares. The Selling Stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

         The Selling Stockholders may sell the shares covered by this prospectus from time to time, and may also decide not to sell all or any of the shares they are allowed to sell under this prospectus. The Selling Stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale. The Selling Stockholders may effect sales by selling the shares directly to purchasers in individually negotiated transactions, or to or through broker-dealers, which may act as agents or principals. The Selling Stockholders may sell their shares at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at privately negotiated prices.

         Additionally, the Selling Stockholders may engage in hedging transactions with broker-dealers in connection with distributions of shares or otherwise. In those transactions, broker-dealers may engage in short sales of shares in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders also may sell shares short and redeliver shares to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers which require the delivery of shares to the broker-dealer. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The Selling Stockholders also may loan or pledge shares to a broker-dealer. The broker-dealer may sell the shares so loaned or pledged pursuant to this prospectus.

         The Selling Stockholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the Selling Stockholders or borrowed from the Selling Stockholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the Selling Stockholders in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

         Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Stockholders. Broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving shares. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in the resales.

         In connection with sales of our Ordinary Common Stock covered hereby, the Selling Stockholders and any broker-dealers or agents and any other participating broker-dealers who execute sales for the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act. Accordingly, any profits realized by the Selling Stockholders and any compensation earned by such broker-dealers or agents may be deemed to be underwriting discounts and commissions. Because Selling Stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Stockholders will be subject to the prospectus delivery requirements of that act. We will make copies of this prospectus (as it may be amended or supplemented from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements. In addition, any shares of a Selling Stockholder covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold in open market transactions under Rule 144 rather than pursuant to this prospectus.

         The Selling Stockholders will be subject to applicable provisions of Regulation M of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares of our Ordinary Common Stock by the Selling Stockholders. These restrictions may affect the marketability of such shares.

         In order to comply with applicable securities laws of some states, the shares may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements is available.

         To the extent necessary, we may amend or supplement this prospectus from time to time to describe a specific plan of distribution. We will file a supplement to this prospectus, if required, upon being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. The supplement will disclose the name of each such Selling Stockholder and of the participating broker-dealer(s); the number of shares involved; the price at which such shares were sold; the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; that such broker-dealer(s) did not conduct any investigation to verify the information contained in or incorporated by reference in this prospectus; and any other facts material to the transaction.

                                  LEGAL MATTERS

         The validity of the issuance of shares of the Ordinary Common Stock offered by this Prospectus will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York.

                                     EXPERTS

         The consolidated financial statements of Magellan Health Services, Inc. appearing in Magellan Health Services, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2004, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The SEC allows us to "incorporate by reference" into this prospectus the information we have filed with the SEC. This means that we can disclose important information by referring you to those documents. All documents that Magellan subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a Current Report (or portion thereof) furnished, but not filed, on Form 8-K shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

         We incorporate by reference the following documents that we have filed with the SEC and any filings that we will make with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is terminated:

          o    Our Annual Report on Form 10-K for the year ended December 31,
               2004;

          o    Our Current Report on Form 8-K filed on January 18, 2005;

          o    Our Current Report on Form 8-K filed on March 1, 2005;

          o    Our Current Report on Form 8-K filed on March 3, 2005;

          o The description of our Ordinary Common Stock, par value $0.01 per share, contained in our Current Report on Form 8-K filed on November 5, 2004.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company is a Delaware corporation. Section 145 of the Delaware General Corporation Law, which we refer to as the "DGCL", provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances.

         Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of his service as director, officer, employee or agent of the corporation, or his service, at the corporation's request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful.

         Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

         Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) or (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would otherwise have the power to indemnify such person against such liability under Section 145.

         In addition, Section 102(b)(7) of the DGCL permits Delaware corporations to include a provision in their certificates of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the provisions will not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or other unlawful distributions, or (iv) for any transactions from which the director derived an improper personal benefit.

         Article V Section 1 of the Bylaws and Article VI Part E of the Amended and Restated Certificate of Incorporation of Magellan provide in substance that Magellan will indemnify current and former directors and officers to the fullest extent permitted by law. In addition, Article VI Part D of the Certificate of Incorporation of Magellan provides in substance that directors of Magellan will not be personally liable either to Magellan or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to Magellan or its stockholders, or (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which the director will be liable under Section 174 of the DGCL or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director derived an improper personal benefit. Magellan maintains Directors' and Officers' liability insurance with various insurance providers.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

We issued to Steven J. Shulman, our Chairman and Chief Executive Officer, Rene Lerer, our President and Chief Operating Officer, and Mark S. Demilio, our Executive Vice President and Chief Financial Officer, 167,926 shares, 50,378 shares and 33,585 shares of Ordinary Common Stock, respectively, in each case pursuant to an exemption from registration provided by Section 4(2) of the Securities Act because the issuance of these shares was a transaction not involving any public offering. These shares were issued to such officers in connection with their employment with Magellan commencing upon the Effective Date of Magellan's Plan of Reorganization.

We issued 2,719 shares of Ordinary Common Stock to each of Saul E. Burian, Michael Diament, Robert J. Haft, William J. McBride and Michael P. Ressner, our directors who are not members of our management and are not associated with Onex, in each case pursuant to an exemption from registration provided by
Section 4(2) of the Securities Act because the issuance of these shares was a transaction not involving any public offering. Such shares were issued to such directors in connection with the commencement of their service on the Board of Magellan following the Effective Date of Magellan's Plan of Reorganization.

ITEM 8.  EXHIBITS.


   EXHIBIT                            DESCRIPTION
   -------                            -----------

    3.1 Amended and Restated Certificate of Incorporation of the Registrant, as filed in the office of the Secretary of State of the State of Delaware on January 5, 2004.(1)

    3.2 Bylaws of the Registrant, as of January 5, 2004, as amended January 21, 2004. (2)

    4.1 Registration Rights Agreement, dated as of January 5, 2004, by and among Registrant, Magellan Holdings, L.P. and Aetna, Inc. (3)

    5.1 Opinion of Weil, Gotshal & Manges LLP as to the legality of shares of Ordinary Common Stock being registered.

    23.1            Consent of Ernst & Young LLP

    23.2            Consent of Predecessor Auditor Arthur Andersen, LLP (4)

    23.2 Consent of Weil, Gotshal & Manges LLP (included in the Opinion filed as Exhibit 5.1)

    24.1 Power of Attorney of certain directors and officers of the Registrant (included in signature page of this Registration Statement)

(1) Incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2004 (File No. 1-06639).

(2) Incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on November 5, 2004 (File No. 1-06639).

(3) Incorporated by reference to Exhibit 2.15 to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on January 6, 2004 (File No. 1-06639).

(4) Omitted pursuant to Rule 437a. The consolidated financial statements of the predecessor company (or the Registrant prior to December 31, 2003) for the fiscal year ended September 30, 2001 incorporated in this Registration Statement by reference have been audited by Arthur Andersen LLP, independent public accountants ("AA"). However, after reasonable efforts, the Registrant has been unable to obtain the written consent of AA with respect to the incorporation by reference of such financial statements in this Registration Statement. Therefore, the Registrant has dispensed with the requirement to file the written consent of AA in reliance upon Rule 437a of the Securities Act. As a result, you may not be able to recover damages from AA under Section 11 of the Securities Act for any untrue statements of material fact or any omissions to state a material fact, if any, contained in the aforementioned financial statements of the Registrant which are incorporated in this Registration Statement by reference.

ITEM 9.  UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Magellan Health Services, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Farmington, State of Connecticut, on the 9th day of March 2005.

                                                MAGELLAN HEALTH SERVICES, INC.

                                                By: /s/ MARK S. DEMILIO
                                                    ----------------------------
                                                    Mark S. Demilio
                                                    Executive Vice President

                                POWER OF ATTORNEY

         KNOW ALL THESE PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven J. Shulman and Mark S. Demilio, and each of them, his attorneys-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that each said attorneys-in-fact or his substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


    SIGNATURE                                       TITLE                               DATE
    ---------                                       -----                               ----

/s/ STEVEN J. SHULMAN                    Chief Executive Officer and Chairman of   March 9, 2005
-----------------------                  the Board of Directors
Steven J. Shulman                        (Principal Executive Officer)


/s/ DR. RENE LERER                       Chief Operating Officer and Director      March 9, 2005
-----------------------
Dr. Rene Lerer

/s/ MARK S. DEMILIO                      Executive Vice President and Chief        March 9, 2005
-----------------------                  Financial Officer
Mark S. Demilio                          (Principal Financial Officer)


/s/ JEFFREY N. WEST                     Senior Vice President and Controller       March 9, 2005
-----------------------                 (Principal Accounting Officer)
Jeffrey N. West

                                         Director
-----------------------
Barry Smith


/s/ ROBERT HAFT                          Director                                  March 9, 2005
-----------------------
Robert Haft

/s/ WILLIAM J. MCBRIDE                   Director                                  March 9, 2005
-----------------------
William J. McBride

/s/ ROBERT M. LEBLANC                    Director                                  March 9, 2005
-----------------------
Robert M. Leblanc

/s/ MICHAEL P. RESSNER                   Director                                  March 9, 2005
-----------------------
Michael P. Ressner

/s/ MICHAEL DIAMENT                      Director                                  March 9, 2005
-----------------------
Michael Diament

/s/ SAUL BURIAN                          Director                                  March 9, 2005
-----------------------
Saul Burian


                                  EXHIBIT INDEX


    EXHIBIT                           DESCRIPTION
    -------                           -----------

    3.1 Amended and Restated Certificate of Incorporation of the Registrant, as filed in the office of the Secretary of State of the State of Delaware on January 5, 2004.(1)

    3.2 Bylaws of the Registrant, as of January 5, 2004, as amended January 21, 2004. (2)

    4.1 Registration Rights Agreement, dated as of January 5, 2004, by and among Registrant, Magellan Holdings, L.P. and Aetna, Inc. (3)

    5.1 Opinion of Weil, Gotshal & Manges LLP as to the legality of shares of Ordinary Common Stock being registered.

    23.1            Consent of Ernst & Young LLP

    23.2            Consent of Predecessor Auditor Arthur Andersen, LLP (4)

    23.2 Consent of Weil, Gotshal & Manges LLP (included in the Opinion filed as Exhibit 5.1)

    24.1 Power of Attorney of certain directors and officers of the Registrant (included in signature page of this Registration Statement)

(1) Incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2004 (File No. 1-06639).

(2) Incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on November 5, 2004 (File No. 1-06639).

(3) Incorporated by reference to Exhibit 2.15 to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on January 6, 2004 (File No. 1-06639).

(4) Omitted pursuant to Rule 437a. The consolidated financial statements of the predecessor company (or the Registrant prior to December 31, 2003) for the fiscal year ended September 30, 2001 incorporated in this Registration Statement by reference have been audited by Arthur Andersen LLP, independent public accountants ("AA"). However, after reasonable efforts, the Registrant has been unable to obtain the written consent of AA with respect to the incorporation by reference of such financial statements in this Registration Statement. Therefore, the Registrant has dispensed with the requirement to file the written consent of AA in reliance upon Rule 437a of the Securities Act. As a result, you may not be able to recover damages from AA under Section 11 of the Securities Act for any untrue statements of material fact or any omissions to state a material fact, if any, contained in the aforementioned financial statements of the Registrant which are incorporated in this Registration Statement by reference.